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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the lst day of February , 1996 by and between James L. Koenig, an individual residing at 1003 Centerbrook Drive, Brandon Florida 33511,(hereinafter referred to as "Executive", and EYE CARE INTERNATIONAL, INC., a Delaware corporation with offices at 7411 114th Avenue North, Suite 302, Largo, Florida 33773 (hereinafter called "Company" or "ECI").

                               W I T N E S S E T H

          WHEREAS, the Company desires to retain the services of Executive to render his services to Company on the terms and conditions hereinafter set forth; and

          WHEREAS, Executive is agreeable to rendering such services to the Company on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

 1. Employment Term, Duties and Acceptance

          (a) Company hereby retains Executive as Company's Sr. Vice President and Chief Financial Officer for a period of five (5) years, commencing on the date hereof (the "Employment Period"), subject to earlier termination as hereinafter provided, to render his services to Company upon the terms and conditions herein contained, in such executive capacity. In such executive capacity, Executive shall report and be responsible to the Company's Chief Executive Officer. During the Employment Period, Executive shall also serve on the Company's Board of Directors for a term equal to the term of this Agreement.

          (b) Executive hereby accepts the foregoing employment and agrees to render his services to Company on a full-time basis in such a manner as to reflect his best efforts to the end that the Company's operations are properly managed. In furtherance of Executive performing the duties assigned to him Agreement, should the Company's finances permit same, the Company agrees to provide Executive with a support staff reasonably required by Executive so as to enable him to carry out such duties. During the term of this Agreement, Executive shall not be employed by, work for, or be associated with, directly or indirectly, as an officer, consultant, employee, or in any other capacity, any other business operation competitive with the business of the Company.

 2. Compensation

         (a) Except as hereinafter provided during the first yearly period, Executive shall receive compensation of $125,000. On each yearly anniversary date of the execution of this Agreement (hereinafter sometimes called the "Anniversary Date," in each yearly instance), the Board of Directors shall review the services provided by Executive to determine the amount that Executive's salary shall be increased for the forthcoming yearly period. Such increase shall be no less than the higher of ten (10) percent per year or an amount equal to the percentage increase in the Consumer Price Index or such other similar index reflective of the cost of living increase in the Tampa Bay, Florida metropolitan area from the beginning of yearly period to the end of the yearly period with respect to the Consumer Price Index applicable to the said metropolitan area, times Executive's base compensation in effect during the said yearly period. The sum resulting by way of this increase to the Executive's base compensation shall, for the then immediately succeeding period, be considered


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the Executive's base compensation. The Board of Directors shall also determine, on an annual (fiscal or calendar year, as the case may be) basis, the amount, if any, of bonus or incentives to be paid to Executive. Provided, however, that Executive shall receive a special bonus ("special bonus") amount equal to three (3%) percent of the Company's pre-tax profits from the preceding calendar year (as determined by the application of generally accepted accounting principles) over and above $1 million. The special bonus shall be paid within thirty (30) days following determination thereof.

          (b) Executive shall be entitled to reasonable paid vacation and holiday time, sick leave and time to attend professional meetings comparable to that offered the executives in comparable positions.

          (c) Executive shall be entitled (subject to the terms and conditions of particular plans and programs) to all fringe benefits afforded to other senior executives of the Company, including, but not by way of limitation, an auto allowance, bonuses and the right to participate in any pension, stock option, 401K, retirement, major medical, dental, vision, group health, disability, accident and life insurance, relocation reimbursement, and other employee benefit programs made generally available, from time to time, by the Company. The Company shall also maintain D&O Liability insurance.

          (d) Company shall pay or reimburse Executive for reasonable expenses incurred in the performance of his services under this Agreement during Employment Period, upon presentation of expense statements, vouchers or such other supporting documentation as may reasonably be required.

          (e) As compensation for Executive entering into the employ of the Company and duly rendering services pursuant to this Agreement for such time as may be necessary prior to the Company compensating Executive financially as hereinbefore and hereinafter set forth, Executive has agreed to receive, in lieu of financial compensation, One-hundred Fifty Thousand (150,000) shares of the Company's Common Stock. The Executive acknowledges being advised that:

          (i) there can be no assurances that the Company will, subsequent to the date hereof, file a Registration Statement or, if filed, that said Registration Statement will become effective and that;

          (ii) the shares being so issued, will not be registered and that the Company shall have no obligation to register the shares so issued and, further, that;

         (iii) said shares will be received by Executive with the understanding that all shares so acquired by Executive are what is commonly known as "144" shares (i.e., not publicly tradable).

          (f) Notwithstanding the foregoing, Executive acknowledges being advised that the Company may not be able to pay Executive full compensation until some time in 1997. Such non-payment shall not be deemed a default by Company, provided in the event the Company does not commence paying Executive full financial compensation by December 31, 1997, Executive shall have the option of forthwith terminating this Agreement or accepting payment of a lesser sum as may be mutually agreed upon and accruing the difference. Notwithstanding Executive's acceptance of said lesser sum, Executive may nonetheless terminate this Agreement on 90 days written notice at any time thereafter -- up to the date Company commences paying Executive his Base Compensation.



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 3. Disability

          (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Compensation at the rate then in effect and all other compensation, until the Executive's employment is terminated by the Company pursuant to the provisions hereof. Upon the disability, as defined in subparagraph 3(b) hereof, of Executive during the Employment Period, Company may, in its sole discretion, terminate Executive's employment; provided that if the Company elects to so terminate Executive's employment, Executive shall be entitled to receive, accrued but unpaid salary, expense reimbursement and bonuses, the proceeds of any disability insurance policy plus an amount from the Company monthly which, when added to the amount received by the Executive from any disability policy in effect for the Executive at the time of his disability will equal the Executive's salary for a twelve-month period following the date of termination, as if the termination had not occurred. Such termination shall have no effect on the Company's obligation to pay the special bonus referred to hereinbefore. Provided, however, in the event Executive partially perform and discharge the duties previously performed by him for Company, nothing herein shall prevent the Executive from continuing his duties in a part-time capacity, at a level of Compensation to be mutually determined at that time.

         (b) For purposes of this Agreement the term "disability" shall mean Executive's inability to continue to materially and substantially perform and discharge the duties previously required of him on behalf of the Company for an aggregate period exceeding three (3) consecutive months within any twelve (12) month consecutive period.

         (c) In the event of a dispute between the parties as to what constitutes a disability, such dispute shall be finally determined by a person mutually agreed upon by Executive and Company. If a mutually acceptable person cannot be selected, such designation shall be made by Executive and Company each choosing a person, which persons shall then mutually select a third person (collectively called the "panel"). The panel's determination shall by majority vote and such determination shall be deemed binding and conclusive. The parties agree to fully cooperate with whatever procedures and examinations may be required in order to allow the panel to make its determination.

 4. Vacations

          Executive shall be entitled, during each employment year, to four (4) weeks vacation, per annum, non-cumulative, or payment for vacation time not taken by Executive.

 5. Termination of Employment

          (a) (i) In the event Fifty (50) Percent or more of the equity securities of the Company are acquired by any single person or identifiable group, as defined by the applicable rules and regulations under the Security and Exchange Act of 1934, as amended at an average acquisition price of $5.00 per share or more (valuing promissory notes, preferred stock or subordinated debentures given as consideration at their face value, and valuing any other assets given as consideration at their fair market value) and in the further event that Executive's employment is terminated within twelve (12) months following such event, except if such termination is by reason of "cause" (as that term is defined in paragraph 5(b) hereafter; or (ii) in the event this Agreement is terminated by reason of Executive's death or if Executive terminates his employment by reason of the uncured breach of the Agreement by Company ("cause"), then, on the termination date, Company shall pay (or issue, as the case may be) to Executive a lump sum amount equal to the


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 aggregate of (i) accrued but unpaid salary, if any; (ii) accrued but unpaid expenses, if any; (iii) accrued but unpaid bonuses, if any; (iv) unissued stock and/or warrants, if any; and (v) the total compensation which would have been paid to Executive through the longer of (i) the remaining term, if any, of the Employment Period; or (ii) three (3) years compensation. The Company also agrees to provide for Executive, at no cost to Executive, family medical and dental insurance for one year after the termination date. Additionally, as of the termination date, Executive's rights to exercise his warrants, (if any) and/or stock option to the full extent of the shares covered thereby (if said rights had not otherwise matured or vested), shall forthwith mature and vest and Executive shall have the right to exercise his rights under any such securities. If the Executive intends to terminate his employment with the Company for "cause", the "cause" shall be specified in a written notice sent by Executive to the Company, and the Company shall be afforded fifteen (15) days or longer, if reasonably required, to cure such breach, if such breach is capable of being cured.

          (b) In the event of gross misconduct in office by Executive in the performance of his duties hereunder (which shall hereinafter be referred to as "Termination for Cause"), Company may terminate this Agreement by giving two
 (2) weeks prior written notice to Executive identifying the cause of termination and specifying the effective date of such termination. If Executive is subjected to Termination for Cause, then such "cause" shall be specified in such notice and Executive shall be afforded fifteen (15) days or longer, if reasonably required, to cure such breach, if such breach is capable of being cured. On the termination date, Company shall pay to Executive the aggregate of
 (i) accrued but unpaid expenses, if any; (ii) accrued but unpaid bonuses, if any; and (iii) the net salary compensation which would have been paid to Executive through the date of termination. Furthermore, in that event, any warrants to be issued pursuant to this Agreement, and any options granted pursuant to plans then applicable to Executive which have not been vested shall be forfeited as of the termination date.

         (c) In the event Executive resigns or is terminated as an employee of Company and any of its subsidiaries, Executive hereby agrees that his position(s) as officer and director of the Company shall automatically end as of the date of his resignation or termination of employment.

          (d) Anything contained herein to the contrary notwithstanding, Executive may terminate his employment with Company prior to the expiration of the five-year period as afore-described, in the event, without justifiable cause, he is not paid the compensation due him pursuant to the terms of this Agreement.

 6. CONFIDENTIALITY

          (a) Executive agrees to execute Company's standard form of Confidentiality Non-Competition Agreement as prepared by Counsel to Company.

          (b) Except if this Agreement is terminated by way of or due to breach of same by the Company or for reasons specified in subparagraph (d) of Article 5., or subparagraphs (a), (b), (c) and/or (d) of Article 7., Executive's covenants contained herein shall survive the termination or expiration of this Agreement.

7. TERMINATION OF AGREEMENT

         This Agreement shall, in addition to other provisions affecting termination, terminate on the occurrence of any of the following events:



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         (a) Cessation of the Company's business;

         (b) Dissolution of the Company;

         (c) The voluntary agreement of the parties hereto; or (d) The Executive's death.

 8. NOTICES

         All notices, requests, demands, deliveries and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, postage prepaid, registered or certified mail, return receipt requested to the parties at the addresses (or at such other address for a party as shall be specified by like notice) specified on the first page of this Agreement.

 9. WAIVER

          The failure of either party at any time or times to require performances of any provision hereof shall in no manner effect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

 10. GOVERNING LAW

          This Agreement shall be governed by the laws of the Sate of Florida, which shall have exclusive jurisdiction over any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision.

 11. COMPLETE AGREEMENT

          This Agreement constitutes the complete and exclusive agreement between the parties hereto which supersedes all proposals, oral and written, and all other communications between the parties relating to the subject matter contained herein.

 12. SEVERABILITY

          If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 13. EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS

          This Agreement may not be assigned, transferred or otherwise inure to the benefit of any third person, firm or corporation by operation of law or otherwise, without the written consent by the other party hereto, except as herein specifically provided to the contrary.



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 14. MODIFICATION

          This Agreement may only be amended, varied or modified by a written document executed by the parties hereto.


 15. FURTHER INSTRUMENTS

          The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

 16. INDEMNIFICATION

          In addition to any liability insurance to be provided the Executive hereunder, the Company will indemnify and hold harmless the Executive from any and all claims, demands, suits, actions or judgments which hereafter may by asserted, instituted or recorded by any person, firm or corporation for the duration of this Agreement and for a six (6) year period following the termination of said Agreement as defined in paragraph 5. The foregoing indemnity shall be enforceable only with respect to claims made against Executive with respect to all expenses, losses, charges and attorney's fees sustained or incurred by the Executive in defending any suit, action or other proceeding brought against the Executive, directly or indirectly, arising out of the Executive's employment by Company.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 1st day of February , 1996.


                                       EYE CARE INTERNATIONAL, INC.

                                       By: /s/ Clark Marcus
                                           ------------------------
                                               Clark Marcus

                                       /s/ James L. Koenig
                                       ----------------------------
                                             James L. Koenig





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